Exhibit 10(al)

Sixth Amendment to the

Aon Corporation Excess Benefit Plan

WHEREAS, the Aon Corporation Excess Benefit Plan (the “EBP”), as amended, is generally effective as of January 1, 1989.

WHEREAS, the Board of Directors of Aon Corporation desires to further amend the EBP pursuant to the Board’s authority to do so under Article VII of the EBP.

NOW, THEREFORE, the EBP is amended as follows, effective as of January 1, 2006:

Section 4.1             As it relates to any Member with at least one hour of service with the Company on or after January 1, 2006, subsection (a) of Section 4.1 shall be deleted and the following substituted in its place to read as follows:

“(a)         The greatest of:

(i)            the amount of the annual benefit which the Member would have been entitled to receive under the Pension Plan had the Pension Plan not applied the Maximum Annual Benefit Limitation in determining benefits payable from the Pension Plan.  For purposes of this Section 4.1(a)(i), the Annual Earnings used for determining benefits payable from the Pension Plan: (A) shall not be limited by the Compensation Limit; and (B) shall not exceed $500,000 for plan years after 2001;

(ii)           the amount determined under Section 4.1(a)(i) as of December 31, 2005; or

(iii)          the amount of an annual benefit equal to one percent of the Member’s Final Average Earnings multiplied by the Member’s Years of Service, up to a maximum annual benefit of $500,000 per year payable in the form of a single life annuity ..  For purposes of this Section 4.1(a)(iii), the amount of the Member’s Final Average Earnings used for determining benefits payable shall not be limited by the Compensation Limit.”

IN WITNESS WHEREOF, Aon Corporation hereby adopts this Sixth Amendment to the Aon Corporation Excess Benefit Plan, effective as set forth above

AON CORPORATION

By:

/s/ John A. Reschke
John A. Reschke
Vice President, Employee and Benefits